UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Exponent, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2025 NOTICE OF

ANNUAL STOCKHOLDERS MEETING

AND PROXY STATEMENT

Exponent, Inc.

149 Commonwealth Drive

Menlo Park, CA 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2025

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Exponent, Inc., a Delaware corporation (the “Company”), will be held in a virtual format on Thursday, June 5, 2025, at 8:00 a.m. Pacific time, for the following purposes:

•
To elect six directors for a term of one year;
•
To ratify the appointment of KPMG LLP, as independent registered public accounting firm for the Company for the fiscal year ending January 2, 2026;
•
To approve, on an advisory basis, the fiscal 2024 compensation of the Company’s named executive officers; and
•
To attend to other matters that may properly come before the Annual Meeting.

Stockholders owning the Company’s shares at the close of business on April 9, 2025 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. We will make available, through electronic means, a list of stockholders of record as of the Record Date for inspection by stockholders for any purpose related to the meeting for ten days prior to the meeting. If you want to inspect this list, please send your request, along with proof of ownership, by email to investor-relations@exponent.com. The list will also be available to stockholders at meetnow.global/M5RZU7K during the live webcast of the Annual Meeting.

There is no physical location for the Annual Meeting. All stockholders of record as of the Record Date are cordially invited to attend the virtual Annual Meeting. You may participate in the Annual Meeting by visiting meetnow.global/M5RZU7K.

FOR THE BOARD OF DIRECTORS

Richard L. Schlenker, Corporate Secretary

Menlo Park, California

April 21, 2025

EXPONENT, INC.

PROXY STATEMENT

FOR THE

2025 ANNUAL MEETING OF STOCKHOLDERS

ABOUT THE ANNUAL MEETING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Exponent, Inc., a Delaware corporation (“we,” “our,” “us,” or the “Company”). The Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) will be held virtually, on Thursday, June 5, 2025 at 8:00 a.m. Pacific time.

As there will not be a physical location, stockholders will not be able to vote their shares in person at the Annual Meeting. The only way for stockholders to vote their shares is to submit a proxy in advance of the meeting using one of the methods described in the proxy materials for the Annual Meeting or to attend the meeting virtually per the instructions below.

We are committed to ensuring, to the extent possible, that stockholders will be afforded the ability to participate at the virtual meeting like they would at an in-person meeting. If you were a stockholder of record as of the close of business on April 9, 2025, (the “Record Date”), or hold a legal proxy for the meeting provided by your bank, broker or nominee, you are entitled to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting by visiting meetnow.global/M5RZU7K.

To be admitted to the Annual Meeting as a “stockholder” (with the option to vote your shares, examine the stockholder list and submit questions during the meeting), you must follow specific instructions, including, for stockholders of record, entering the control number you previously received and, for beneficial owners, obtaining a legal proxy and registering in advance for the virtual meeting.

If you are a beneficial owner and hold your shares in “street name,” through an intermediary, such as a bank, broker or other nominee, you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. You must forward a copy of the legal proxy along with your email address to Computershare Trust Company, N.A. (“Computershare”). Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on Monday, June 2, 2025. You will receive a confirmation of your registration and instructions on how to attend the meeting by email after Computershare receives your registration materials.

Beneficial owners that are unable to register in advance may still attend the 2025 Annual Meeting by visiting meetnow.global/M5RZU7K as a “guest” but will not have the option to vote shares electronically or submit questions during the live webcast of the meeting. Stockholders may also submit questions in advance of the Annual Meeting by emailing your question, along with proof of ownership, to investor-relations@exponent.com. We will, subject to time constraints, answer all questions that are pertinent to the business of the Annual Meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page for the Annual Meeting.

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon matters outlined in the accompanying notice of the Annual Meeting and transact such other business that may properly come before the Annual Meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on April 9, 2025 (the ”Record Date”), will receive notice of the Annual Meeting and are entitled to vote at the Annual Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon. There are no cumulative voting rights.

If you hold your shares in “street name” and do not provide your bank, broker or other nominee holder with instructions on how to vote your shares, such bank, broker or other nominee holder may, in its discretion, either vote your shares or leave your shares without a vote (a “broker non-vote”) with respect to “routine” matters. Proposal No. 2 is a “routine” matter. As a result, your bank, broker or other nominee holder is permitted to exercise discretionary voting authority to vote your shares for that proposal. Your bank, broker or other nominee holder may not exercise discretionary voting authority on “non-routine” matters and as such may not vote your shares with respect to Proposals No. 1 and No. 3, resulting in a broker non-vote for each proposal, unless you provide your brokerage firm with voting instructions. We encourage you to provide instructions to your bank, broker or other nominee holder by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

We have provided our stockholders access to our proxy materials over the internet in accordance with rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”). Therefore, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 21, 2025 to all stockholders entitled to vote at the meeting. The Notice will have instructions for stockholders on how to access Exponent’s proxy materials via a website or how to request that a printed copy of the proxy materials be mailed to them. The Notice will also have instructions on how to elect to receive all future proxy materials electronically or in printed form. If you choose to receive future proxy materials electronically, you will receive an email each year with instructions on how to access the proxy materials and proxy voting site.

The SEC has adopted rules that allow companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials to certain stockholders who share the same address, a practice referred to as “householding.” Some banks, brokers and other nominees will be householding Exponent’s proxy materials, unless contrary instructions are received from the affected stockholders. Once you have received notice from your broker or other nominee holder of your Exponent common stock that the broker or other nominee holder will be householding the proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one copy, please notify your broker or other nominee holder of your Exponent common stock. We will deliver promptly, on written or oral request, a separate copy of our proxy materials, including our annual report to stockholders, to each stockholder participating in householding. To request that proxy materials be householded or to request separate copies of proxy materials, please contact us at: Corporate Secretary, 149 Commonwealth Drive, Menlo Park, CA 94025 or by telephone at (650) 326-9400.

How Do I Vote?

You may vote by telephone, via the internet, or electronically during the virtual meeting. To vote by telephone or via the internet, please follow the instructions provided in the Notice. If you are a stockholder of record and elected to receive printed proxy materials, you may submit your proxy by mail. To vote by mail, you must sign your proxy card and send it in the enclosed prepaid, addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors:

• For the six named nominees to the Board of Directors;

• For the ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditor for the fiscal year ending January 2, 2026; and

• For the approval, on an advisory basis, of the fiscal 2024 compensation of the Company’s named executive officers.

What if I Change My Mind After I Vote?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do so by voting by telephone or via the internet, by signing and delivering another proxy with a later date if you are a stockholder of record and elected to receive printed proxy materials or by voting during the virtual Annual Meeting. Your proxy with the latest date is counted.

What Does it Mean if I Receive More than One Notice?

It means you have multiple accounts with the transfer agent and/or with brokers. Please provide voting instructions for all Notices you receive.

What Constitutes a Quorum and What Vote is Required to Approve the Proposals?

The presence of the holders of record of a majority in voting interest of the shares of stock of the Company outstanding, as of the Record Date, entitled to be voted at the meeting and present in person or by proxy at the meeting constitutes a quorum at the Annual Meeting.

Shares that are voted “For” or “Against” proposals are treated as being present at the Annual Meeting for purposes of establishing a quorum and are deemed to be “votes cast” at the Annual Meeting with respect to the proposals. Abstentions and broker non-votes will also be included for purposes of determining whether a quorum of shares is present at the Annual Meeting.

Proposal No. 1 – Election of Directors requires that each director nominee receives a majority of votes cast "For" his or her election. Abstentions and broker non-votes are not counted as votes cast for or against a director nominee and as such will have no impact on Proposal No. 1 – Election of Directors.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon for approval. Abstentions will have the same effect as a vote against this proposal. Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm is considered to be a "routine" matter and, as such, the Company does not expect any broker non-votes on this proposal.

Proposal No. 3 – Advisory Vote to Approve Named Executive Officer Compensation for fiscal 2024 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon for approval. Abstentions will have the same effect as a vote against this proposal. Proposal No. 3—Advisory Vote on Named Executive Officer Compensation for fiscal 2024 is considered to be a "non-routine" matter and as such, failure to provide voting instructions on this proposal to your bank, broker or other nominee holder of your shares will result in a broker non-vote. Broker non-votes will have no impact on this proposal.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm and Proposal No. 3 – Advisory Vote on Named Executive Officer Compensation for fiscal 2024 are advisory votes and as such, are not binding on the Company.

Signed, unmarked proxy cards are voted as recommended by the Board of Directors.

As of the Record Date, a total of 50,757,382 shares of the Company’s common stock, $.001 par value, were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s common stock, see “Security Ownership of Certain Beneficial Owners and Management.” The closing price of the Company’s common stock on the Nasdaq Global Select Market on the Record Date was $79.79 per share.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Six directors are to be elected to the Board at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s six nominees named below. The names of, and certain information with respect to, the nominees of the Board for election as directors, are set forth below. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified. The Board has determined that a majority of the members of the Board are independent directors within the meaning of applicable Nasdaq listing standards.

Required Vote

The Company’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. Each current director has provided an irrevocable, conditional resignation which is effective only if (i) he or she fails to receive the required majority vote at any annual meeting at which he or she faces re-election and (ii) the Board accepts such resignation. If an incumbent director fails to receive the required majority vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board.

The election of directors pursuant to this Proposal is an uncontested election, and, therefore, the majority vote standard will apply. Abstentions and broker non-votes will not have any effect on the outcome of this Proposal. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW:

George H. Brown

Age:	67

Director Since:	2020

Recent Business Experience:

Mr. Brown has been an attorney for over three decades, specializing in complex business litigation. He recently served as the inaugural Executive Director, Stanford Center for Racial Justice at Stanford Law School. He is a Retired Partner with Gibson Dunn & Crutcher LLP, where he practiced in the Palo Alto and Los Angeles offices. His clients included large global companies, boards, CEOs and CFOs in matters involving securities class actions, corporate governance disputes and related investigations work. Mr. Brown also has expertise in accounting and valuation disputes and taught a course on accounting and finance for business litigation at UC Berkeley School of Law for several years. Previously, he was also a law professor at UCLA School of Law. Mr. Brown previously served as a board director of Silicon Valley Community Foundation and was chair of its audit committee. He is currently a board director of Children’s Hospital Los Angeles, and serves on its audit committee. Mr. Brown also served on the board of Housing Trust Silicon Valley where he served as board chair. He was previously vice chair of the board for Fresh Lifelines for Youth. He also previously served as a national trustee for Boys & Girls Clubs of America and as board chair for the Boys & Girls Clubs of Metro Los Angeles. Mr. Brown is a senior fellow with American Leadership Forum Silicon Valley and previously served on its board. Prior to that Mr. Brown also served on the board of the Lawyers’ Committee for Civil Rights for the San Francisco Bay Area, and later served as its board co-chair. Mr. Brown received his B.S. degree in accounting from University of Minnesota, and his M.B.A./J.D. from UCLA Anderson School of Management and UCLA School of Law. He is a member of the California State Bar and is a California Certified Public Accountant (inactive). The Company believes that Mr. Brown’s record of success as an advisor to large global companies, boards and executives and as a partner in large professional service organizations qualifies him to serve as a director of the Company. The Company also considered Mr. Brown’s prior experience on and contributions to the Board in connection with his nomination.

Catherine Ford Corrigan, Ph.D.

Age:	56

Director Since:	2018

Recent Business Experience:

Dr. Corrigan currently serves as the Company's President and Chief Executive Officer. Dr. Corrigan joined the Company in 1996. She was promoted to Principal in the Biomechanics practice in 2002 and was appointed Group Vice President in May 2012. Dr. Corrigan was named President in July 2016. She was named Chief Executive Officer and elected to the Board of Directors in May 2018. Dr. Corrigan earned her Ph.D. (1996) in Medical Engineering and Medical Physics and M.S. (1992) in Mechanical Engineering from the Massachusetts Institute of Technology and her B.S. in Bioengineering from the University of Pennsylvania. Prior to joining Exponent, Dr. Corrigan was a researcher in the Orthopaedic Biomechanics Laboratory at Beth Israel Hospital and Harvard Medical School. On February 9, 2021, Dr. Corrigan was elected to the National Academy of Engineering. The Company believes that Dr. Corrigan’s service as President and Chief Executive Officer of the Company, and extensive and unique experience with the operations of the Company, qualifies her to serve as a director of the Company. The Company also considered Dr. Corrigan’s prior experience on and contributions to the Board in connection with her nomination.

Paul R. Johnston, Ph.D.

Age:	71

Director Since:	2009

Recent Business Experience:

Dr. Johnston currently serves as the Company's Chairman of the Board. Dr. Johnston joined the Company in 1981, was promoted to Principal Engineer in 1987, and to Vice President in 1996. In 1997, he assumed responsibility for the firm’s network of offices. In 2003, he was appointed Chief Operating Officer and added responsibility for the Health and Environmental Groups. In 2006, he assumed line responsibility for all of the firm’s consulting groups. Dr. Johnston was named President in May 2007. He was named Chief Executive Officer and elected to the Board of Directors in May 2009. Dr. Johnston stepped down from his position as Chief Executive Officer in May 2018 and served as Executive Chairman of the Board of Directors from May 2018 to May 2019. Dr. Johnston received his Ph.D. (1981) in Civil Engineering and M.S. (1977) in Structural Engineering from Stanford University. He received his B.A.I. (1976) in Civil Engineering with First Class Honors from Trinity College, University of Dublin, Ireland where he was elected a Foundation Scholar in 1975. The Company believes that Dr. Johnston’s service as Chief Executive Officer of the Company, and extensive and unique experience with the operations of the Company, qualifies him to serve as a director of the Company. The Company also considered Dr. Johnston’s prior experience on and contributions to the Board in connection with his nomination.

Carol Lindstrom

Age:	71

Director Since:	2017

Recent Business Experience:

Ms. Lindstrom previously served as vice chairman of Deloitte LLP, or Deloitte, a professional services firm, where she led strategic relationship management, and was also president of the Deloitte Foundation. She was a member of the Deloitte & Touche Tohmatsu Global Board of Directors for eight years. Ms. Lindstrom held many management and client leadership positions during her Deloitte career, including managing director of global strategic relationship clients in the United States; managing director of Deloitte’s e-business unit, dc.com; managing director of the Americas technology practice; managing director of the San Francisco and Orange County practices; and lead advisory and client service partner for many significant clients. Ms. Lindstrom joined Deloitte in 1995 after having served as a partner at Andersen Consulting for many years. The Company believes that Ms. Lindstrom’s record of success in senior leadership positions with large professional service organizations qualifies her to serve as a director of the Company. The Company also considered Ms. Lindstrom’s prior experience on and contributions to the Board in connection with her nomination.

Other Directorships:	Member of the Board of Genpact Limited (NYSE: G) and ASGN Incorporated (NYSE: ASGN)

Karen A Richardson

Age:	62

Director Since:	2023 (and previously from 2013 to 2022)

Recent Business Experience:

Ms. Richardson has over 30 years of experience in the technology industry. She served as Chief Executive Officer of E.piphany, a customer relationship management software company, from 2003 to 2005. Ms. Richardson held several senior executive positions at E.piphany from 1998 to 2003. Prior to joining E.piphany, Ms. Richardson served as Vice President of Sales at Netscape Communications Corporation, an internet software company, from 1995 to 1998. The Company believes that Ms. Richardson’s record of success in senior leadership positions at technology companies qualifies her to serve as a director of the Company. The Company also considered Ms. Richardson’s prior experience on and contributions to the Board in connection with her nomination. Ms. Richardson previously served as a director of the Company from 2013 to June 2022. On February 15, 2023, Ms. Richardson was re-appointed as a Director of the Company.

Other Directorships:	Member of the Board of BP, plc (NYSE: BP) and Artius Acquisition Inc. (Nasdaq: AACBU)

Debra L. Zumwalt

Age:	69

Director Since:	2014

Recent Business Experience:

Ms. Zumwalt is currently the Vice President and General Counsel for Stanford University and its affiliated entities, including three hospitals. She has held this position since 2001. She is also a member of the University Cabinet. Ms. Zumwalt was a Partner with Pillsbury Winthrop Shaw Pittman LLP from 1993 to 2001 where she served on the executive board and as Managing Partner of the Silicon Valley office. The Company believes that Ms. Zumwalt’s senior leadership positions and her extensive legal background qualifies her to serve as a director of the Company. The Company also considered Ms. Zumwalt’s prior experience on and contributions to the Board in connection with her nomination.

Other Directorships	Member of the Board of Huron Consulting Group, Inc. (Nasdaq: HURN).

BOARD INDEPENDENCE

The Board has determined that the following current members of the Board are independent directors within the meaning of applicable Nasdaq listing standards: George H. Brown, Paul R. Johnston Ph.D., Carol Lindstrom, Karen A. Richardson, and Debra L. Zumwalt. Under applicable SEC and Nasdaq rules, the existence of certain “related party” transactions above certain thresholds between a director and the Company are required to be disclosed and may preclude a finding by the Board that the director is independent. Except as discussed below regarding Ms. Zumwalt and transactions between Stanford University (“Stanford”) and the Company, no transactions required to be disclosed under SEC rules, and no other transactions, arrangements or relationships, existed or were considered by the Board in making its independence determinations. There is no family relationship between any of the directors and officers of the Company.

In making its determination that Ms. Zumwalt is an independent director within the meaning of applicable Nasdaq listing standards, the Board considered transactions between the Company and Stanford, of which Ms. Zumwalt is the Vice President and General Counsel. During the past three fiscal years and during the current fiscal year to date, the Company performed consulting services for Stanford. The total amount paid for these consulting services was $1,000, $0 and $1,299,000 for fiscal 2022, 2023 and 2024, respectively. Ms. Zumwalt did not have an interest in these transactions. Given the relatively small amounts involved as compared to the revenues of each of the Company and Stanford, the Board concluded that the transactions at issue and Ms. Zumwalt’s relationship with Stanford did not affect Ms. Zumwalt’s status as an independent director.

BOARD MEETINGS, COMMITTEES, AND BOARD LEADERSHIP

The Board held eight meetings in fiscal 2024. Each director attended at least 75% of applicable Board meetings and committee meetings during fiscal 2024. The following table describes the Board’s committees including their current composition. The members of each committee are all independent directors within the meaning of applicable Nasdaq listing standards.

Committee Name/Number of Members	Function of Committee	Meetings in Fiscal 2024

AUDIT COMMITTEE

George H. Brown—Chairperson

Carol Lindstrom

Karen A. Richardson

Debra L. Zumwalt

Based on their respective business experiences, as discussed above under “Proposal No. 1 – Election of Directors,” the Board of Directors has determined that each of Mr. Brown and Ms. Richardson is an “audit committee financial expert” as such term is defined by the SEC.

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Monitors the preparation of quarterly and annual financial reports by the Company’s management
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Appoints and evaluates the Company’s independent registered public accounting firm, approves the scope of their audit services and related fees, as well as any other services being provided to the Company, meets with the auditor to discuss matters affecting the financial statements or internal control environment, including significant risks or significant unusual transactions, non-GAAP policies or other significant matters (including resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting) and oversees the independence of the Company’s registered public accounting firm
•
In consultation with management and the independent registered public accounting firm oversees management's implementation and maintenance of internal control over accounting and financial reporting and considers the integrity of the Company’s financial reporting process and internal control regarding finance and accounting
•
Oversees the Company's compliance with legal and regulatory requirements
8 meetings
HUMAN RESOURCES COMMITTEE Debra L. Zumwalt—Chairperson George H. Brown Carol Lindstrom Karen A. Richardson
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Oversees the general compensation and benefit policies for all employees and the specific compensation plan for officers of the Company
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Oversees the succession plan for the position of Chief Executive Officer
•
Oversees the employee development and management succession programs at the Company
5 meetings

• Approves awards under the Company’s stock-based employee incentive plans • Reviews and monitors the Company’s practices for supporting employee engagement and a welcoming workplace for all.
NOMINATING AND GOVERNANCE COMMITTEE Carol Lindstrom—Chairperson George H. Brown Karen A. Richardson Debra L. Zumwalt
•
Identifies individuals qualified to become Board members
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Makes recommendations to the Board regarding nominations for the Board
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Oversees the Board’s annual evaluation of its performance and the performance of its Committees
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Reviews and recommends to the Board compensation for non-employee directors
•
Oversees corporate governance
•
Considers matters of corporate social responsibility and matters of significance in corporate public affairs
4 meetings

The responsibilities of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee are set forth in written charters for each committee, which are available on the Company’s website at: https://investors.exponent.com/investors/corporate-governance/default.aspx.

Board Leadership Structure and Risk Oversight

The Company currently separates the positions of Chief Executive Officer and Chairman of the Board. However, our Corporate Governance Guidelines permit the roles of the Chairman of the Board and the Chief Executive Officer to be filled by the same or different individuals. The Board has designated Ms. Karen A. Richardson to serve as Lead Independent Director. The Lead Independent Director shall:

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Chair any meeting of the independent directors in executive session;
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Work with the Chairman of the Board and/or the Chief Executive Officer in the preparation of the Board’s annual work plan and in determining the need for special meetings of the Board;
•
Otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance; and
•
Lead the deliberation and action by the Board or a Board committee regarding any offer, proposal or other solicitation or opportunity involving a possible acquisition or other change in control of the Company, including by merger, consolidation, asset or stock sale or exchange, or recapitalization.

The Board considers oversight of risk management to be a responsibility of the full Board. The Board’s role in risk oversight includes receiving regular reports from its committees and from members of senior management on areas of material risk to Exponent, including human resources, professional practice, client concentration, finance, facilities, information technology, cybersecurity, business continuity, environmental, and social issues. The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight. The Audit Committee oversees the integrity of the Company’s financial statements, risks related to the Company’s financial reporting process and internal control, and the independent registered public accounting firm’s qualifications, independence and performance. The Human Resources Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Human Resources Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its stockholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Human Resources Committee monitors the design and administration of the Company’s compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees. The Human Resources Committee also reviews and monitors the Company’s practices for supporting our employees. The Nominating and Governance Committee is primarily responsible for identifying and recommending nominees for director and overseeing the annual board evaluation of its performance. Another important element of risk mitigation is ensuring a balanced, engaged and independent board. The Nominating and Governance Committee also considers matters of corporate social responsibility and matters of significance in corporate public affairs.

Nominating and Governance Committee

As described in the previous table, the Nominating and Governance Committee of the Board identifies individuals qualified to become Board members, recommends that the Board select the director nominees for the next annual meeting of stockholders, oversees the Board’s annual evaluation of its performance, reviews and recommends to the Board compensation for non-employee directors, oversees corporate governance and considers matters of corporate social responsibility and matters of significance in corporate public affairs. The committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and for periodically reviewing such guidelines. The members of the Nominating and Governance Committee are all independent directors within the meaning of applicable Nasdaq listing standards. The responsibilities of this committee are set forth in the Nominating and Governance Committee Charter, which is available on the Company’s website at: https://investors.exponent.com/investors/corporate-governance/default.aspx.

The information below describes the criteria and process that the Nominating and Governance Committee uses to evaluate candidates to the Board of Directors.

Criteria for Nomination to the Board of Directors. The Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the rules of the Nasdaq, that members of the Audit Committee meet the financial literacy requirements under the rules of the Nasdaq and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are recommended to the Board on the basis of the appropriate size, function and needs of the Board, taking into account that the Board as a whole should have competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) business strategy; and (vii) corporate governance.

Stockholders’ Proposals for Nominees. The Nominating and Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Governance Committee c/o the Secretary of the Company, 149 Commonwealth Drive, Menlo Park, CA 94025, and should include, in addition to the other information required under our Bylaws, the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the nominee. The nomination should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals and Nominations for the 2025 Annual Meeting.”

Process for Identifying and Evaluating Nominees. The Nominating and Governance Committee believes the Company is well served by its current directors, and in the ordinary course re-nominates incumbent directors who continue to be qualified for Board service, have performed well and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating and Governance Committee may seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates are selected based on input from members of the Board, senior management of the Company and, if the Nominating and Governance Committee deems appropriate, a third-party search firm. The Nominating and Governance Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Nominating and Governance Committee. Candidates meriting serious consideration will meet with the majority of the members of the Board. Based on this input, the Nominating and Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for approval of the stockholders, as appropriate.

The Company expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2025 Annual Meeting. Six incumbent directors have been nominated by the Board for re-election, including Mr. Brown, Dr. Corrigan, Dr. Johnston, Ms. Lindstrom, Ms. Richardson, and Ms. Zumwalt.

How to Contact the Board of Directors. Interested parties wishing to contact the Board of Directors or the non-management directors or any individual director of the Company may do so by writing to them at the following address: Corporate Secretary, 149 Commonwealth Drive, Menlo Park, CA 94025. All letters received will be categorized by the Company’s Corporate Secretary, and then forwarded to the Board, the Company’s non-management directors or such individual director, as applicable.

The Company does not have a policy requiring the directors to attend the annual stockholders’ meeting. However, all of the Company’s directors in office at the time of our last annual stockholders’ meeting attended that meeting.

Code of Business Conduct and Corporate Governance

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees, officers and members of the Board of Directors. The Company has also adopted a Code of Ethics applicable to its senior financial officers, including its Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Vice President, Finance and Accounting. Copies of both documents are available on the Company’s website at: https://investors.exponent.com/investors/corporate-governance/default.aspx. The Company intends to disclose any waivers from these codes in a report on Form 8-K filed with the SEC.

Insider Trading Policy

We have adopted an insider trading policy that governs the purchase, sale, and/or other transactions of our securities by our directors, officers and employees, and have implemented processes that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards.

Risk Management

The Company takes a comprehensive approach to risk management and seeks to employ risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making. The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high-level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business.

Our Board also reviews the Company’s enterprise risk management (“ERM”) program to ensure that an appropriate ERM process is in place. This review includes a discussion of the major risk exposures identified by senior management and steps implemented to monitor and mitigate such exposures on an ongoing basis. In addition to these reviews, our senior executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and the risks inherent thereto. Members of management most knowledgeable of relevant issues attend Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk.

Also refer to the "Board Leadership Structure and Risk Oversight" section for additional information regarding risk management.

Cybersecurity

Risk Management and Strategy

We recognize the critical importance of cybersecurity and data privacy in safeguarding our operations, sensitive data, and maintaining the trust of our stakeholders. We acknowledge the significance of cybersecurity incidents and threats as potential risks that may impact our operations and information systems. We have developed and implemented cybersecurity and data privacy programs in accordance with the requirements of ISO standards 27001:2022 and 27701:2019, which are intended to appropriately preserve the confidentiality, integrity, and availability of information maintained by our company. These programs identify, select, maintain, operate, and improve cybersecurity and privacy controls.

We have implemented processes for assessing, identifying, and managing material risks from cybersecurity threats. These processes are designed to preserve the confidentiality, integrity, and availability of our information systems and the information residing therein. Our cybersecurity incident response plan is based on the NIST 800-61r2 “Computer Security Incident Handling Guide.” This plan is used to process security events identified through our real-time, 24x7 monitoring, and is also used to conduct security incident tabletop exercises. The incident response plan includes detailed steps for incident leadership, escalation to established partners, response protocols based on the type of incident, responsibilities for follow-up and reporting, and steps to capture lessons learned and improvement opportunities. Our vulnerability management processes include real-time monitoring for vulnerabilities and standardized reporting for managing remediation efforts. Our cybersecurity risk management processes are integrated into our overall risk management system to ensure alignment with our business objectives and strategies. We engage assessors, consultants, auditors and other third parties to execute certification audits, penetration tests, and security framework risk assessments. These external entities provide specialized expertise and insights to enhance the effectiveness of our cybersecurity risk management processes.

We have established processes to oversee and identify cybersecurity risks associated with our use of third-party service providers, including cloud service providers and AI system. We conduct due diligence assessments and evaluate contractual obligations to mitigate potential risks arising from third-party relationships.

Cybersecurity threats, including previous incidents, have the potential to materially affect our company, including our business strategy, results of operations, and financial condition. While we have not experienced material adverse effects from cybersecurity threats to date, we recognize the evolving nature of these risks and remain vigilant in our efforts to mitigate potential impacts.

Governance

Our Board of Directors provides oversight of risks from cybersecurity threats. The Security and Privacy Management Committee (the “SPMC”) consists of our Chief Financial Officer, General Counsel, Vice President of Information Technology, Chief Human Resources Officer, Director of Information Security and Director of Environmental Health and Safety. The SPMC is tasked with ensuring risks are adequately addressed within our governance framework.

We maintain a dedicated team of cybersecurity professionals. The Director of Information Security, the Information Security team, the SPMC, the Vice President of Information Technology, and the Information Technology leadership team are principally responsible for assessing and managing cybersecurity risks for our company. These individuals possess relevant expertise in cybersecurity risk management and are equipped to address the evolving nature of cyber threats. Our Director of Information Security has over 20 years of cybersecurity experience, holds several professional certifications and is an adjunct faculty member teaching courses on information security management and governance. Our cybersecurity professionals have a proven track record of executing strategic security objectives across various sectors, including utility, government, healthcare, and consulting. They bring with them experience in designing, implementing, and managing information security programs focused on quality, performance, and compliance.

Our information security team and our third-party security service providers actively monitor the prevention, detection, mitigation, and remediation of cybersecurity incidents, ensuring timely response and resolution. Processes are in place to inform relevant management positions and committees about emerging threats and incident response activities. The Director of Information Security provides regular updates on cybersecurity risks and incidents to the Board of Directors, the SPMC, and IT leadership.

Compensation of Directors

Members of our Board of Directors who are employees of the Company do not receive additional compensation for their services as directors of the Company. Non-employee members of the Board of Directors receive:

•
An annual cash retainer of $80,000;
•
An annual restricted stock unit grant valued at $145,000 that cliff vests on the day prior to the Company’s next annual stockholder meeting following the grant date;
•
$75,000 for serving as Chairman of the Board of Directors;
•
$12,000 for serving on the Audit Committee;
•
$30,000 for serving as Lead Independent Director;
•
$25,000 for serving as Chairperson of the Audit Committee;
•
$15,000 for serving as Chairperson of the Nominating and Governance Committee; and
•
$25,000 for serving as Chairperson of the Human Resources Committee.

Director Stock Ownership Guidelines

We believe that the financial interests of our directors should be aligned with those of our stockholders. The stock ownership guideline for non-employee directors is equal to three times the director’s annual cash retainer for board service. Stock that counts towards satisfaction of our stock ownership guidelines includes shares owned outright by the non-employee director or his or her immediate family members residing in the same household or in trust and restricted stock units, whether or not vested. The value of shares owned outright is calculated as Exponent’s prior 365-day average closing common stock price. The value of restricted stock units is the grant date fair value. The calculation is done at the beginning of each year. Non-employee directors are required to achieve their stock ownership guideline within five years of the date the guidelines were adopted or the start of their service, whichever is later. If a person’s stock ownership guideline increases, that person has a five-year period to achieve the new guideline. Until the guideline is achieved, the person is required to retain at least 50% of net shares delivered in respect of restricted stock units or upon the exercise of stock options. Net shares refer to those that remain after shares are sold or netted to pay the exercise price of stock options and applicable taxes. As of April 9, 2025, all non-employee directors met the stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

DIRECTOR COMPENSATION IN FISCAL 2024

The following table sets forth information regarding outside director compensation during fiscal 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Total ($)
George H. Brown	117,000	145,089	262,089
Paul R. Johnston, Ph.D.	155,000	145,089	300,089
Carol Lindstrom	107,000	145,089	252,089
Karen A. Richardson	122,000	145,089	267,089
Debra L. Zumwalt	117,000	145,089	262,089

(1)
The amounts shown in this column represent the value of unvested restricted stock unit awards granted during fiscal 2024 in accordance with FASB Accounting Standards Codification (“ASC 718"). All equity-based awards have dividend equivalent rights (“DER”), which entitle the holder of the award to the same dividend value per share as holders of common stock. DER are subject to the same vesting and other terms and conditions as the corresponding stock award. DER are accumulated and paid when the underlying stock awards vest and are forfeited if the underlying stock awards are forfeited. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended January 3, 2025, regarding assumptions underlying the valuation of equity awards.
(2)
George H. Brown, Paul R. Johnston, Ph.D., Carol Lindstrom, Karen A. Richardson and Debra L. Zumwalt were granted 1,525 restricted stock units on June 6, 2024, with a grant date fair value of $145,000. The following unvested restricted stock unit awards were outstanding as of January 3, 2025: Mr. Brown – 1,525, Dr. Johnston – 1,525, Ms. Lindstrom – 1,525, Ms. Richardson – 1,525, and Ms. Zumwalt – 1,525.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors is responsible for general oversight of the Company’s financial accounting and reporting process. The Committee’s primary responsibilities fall into three broad categories:

•
first, the Audit Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent registered public accounting firm about quarterly and annual financial statements and key accounting and reporting matters;
•
second, the Audit Committee is responsible for matters concerning the relationship between the Company and its independent registered public accounting firm, including their appointment or removal; approving the scope of their audit services and related fees, as well as any other services being provided to the Company; and overseeing the independence of the Company’s registered public accounting firm; and
•
third, the Audit Committee in consultation with management and the independent registered public accounting firm considers the integrity of the Company’s financial reporting processes and control regarding finance and accounting.

The Audit Committee’s responsibilities are presented in detail in the complete charter of the Audit Committee, which is available on the Company’s website at: https://investors.exponent.com/investors/corporate-governance/default.aspx. The charter reflects standards set forth in the applicable SEC regulations and Nasdaq rules. Audit Committee members are independent as defined by these regulations and rules. The Board of Directors has determined that Mr. Brown and Ms. Richardson are “audit committee financial experts” as such term is defined by these rules and regulations.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it considers necessary or appropriate to each of the matters assigned to it under the Committee’s charter.

In overseeing the preparation of the Company’s consolidated financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all quarterly and annual financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and the Audit Committee discussed the statements with both management and the independent registered public accounting firm. The Audit Committee discussed with KPMG LLP the matters required to be discussed pursuant to applicable auditing standards adopted by the Public Company Accounting Oversight Board (the “PCAOB”) together with the guidelines established by the SEC and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including, among other items, matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of the effectiveness of internal control over financial reporting pursuant to Section 404.

The Audit Committee has received from KPMG LLP the written communications required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with KPMG matters relating to its independence, including a review of both audit and non-audit services, and considered the compatibility of non-audit services with KPMG’s independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2025, for filing with the SEC.

Members of the Audit Committee

George H. Brown, Chairperson
Carol Lindstrom Karen A. Richardson
Debra L. Zumwalt

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been the independent registered public accounting firm that audits the financial statements of the Company since 1987. In accordance with standing policy, KPMG LLP periodically changes the personnel who work on the audit. In addition to performing the audit of the Company’s consolidated financial statements, and effectiveness of internal control over financial reporting, KPMG LLP provided various other services during 2024. The aggregate fees incurred during fiscal 2024 and fiscal 2023 for each of the following categories of services are set forth below:

	Fiscal 2024 Fees	Fiscal 2023 Fees
Audit Fees	$1,115,200	$1,057,000
Audit-Related Fees	—	—
Tax Fees	181,500	160,000
All Other Fees	—	—
Total Fees	$1,296,700	$1,217,000

Audit Fees. Consists of fees incurred for professional services rendered for the audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports. Audit fees also include audit or other attest services required by statute or regulation (foreign or domestic) such as consents and reviews of SEC filings.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” No audit-related fees were incurred during fiscal 2024 or 2023.

Tax Fees. Consists of fees billed or expected to be billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

All Other Fees. No other fees were incurred during fiscal 2024 or 2023.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date, as applicable. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2024, 100% of audit and permissible non-audit services of the independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the year ending January 2, 2026. KPMG LLP has audited the Company’s financial statements since 1987. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

Required Vote

The ratification of the appointment of KPMG LLP will require the affirmative vote of a majority of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

In the event that the stockholders do not approve the selection of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2025.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION FOR FISCAL 2024

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules. Although the vote is advisory and is not binding on us or on our Board of Directors, our Human Resources Committee will take into account the outcome of the vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address stockholder concerns.

We believe that our compensation philosophy has allowed us to attract, retain, and motivate qualified executive officers who have contributed to our success. For more information regarding the compensation of our named executive officers and our compensation philosophy, we encourage you to read the section of this proxy entitled “Executive Officer Compensation – Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables for a more detailed discussion of our compensation policies and practices.

We are asking for stockholder approval of the compensation of our named executive officers in accordance with SEC rules (including without limitation, Section 14A of the Exchange Act). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This non-binding advisory vote is currently scheduled to be conducted every year. The next advisory vote to approve named executive officer compensation is expected to take place at our 2026 annual meeting of stockholders (the “2026 Annual Meeting”).

Required Vote

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for advisory approval of this proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement on an advisory basis pursuant to the compensation disclosure rules of the SEC.

EXECUTIVE OFFICERS

The executive officers of Exponent and their ages as of the date of this Proxy Statement are as follows:

Name	Age	Position
Catherine Ford Corrigan, Ph.D.	56	President and Chief Executive Officer
Brad A. James, Ph.D.	59	Group Vice President
Brian Kundert	50	Chief Human Resources Officer
John D. Pye, Ph.D.	54	Vice President for Global Offices and Innovation
Joseph Rakow, Ph.D.	48	Group Vice President
Richard Reiss, Sc.D.	58	Group Vice President
Maureen T.F. Reitman, Sc.D.	56	Group Vice President
Joseph Sala, Ph.D.	48	Group Vice President
Richard L. Schlenker, Jr.	59	Executive Vice President, Chief Financial Officer and Corporate Secretary

Executive officers of Exponent are appointed by the Board of Directors of the Company (the “Board of Directors”) and serve at the discretion of the Board of Directors until the appointment of their successors. There is no family relationship between any of the directors and officers of the Company.

Catherine Ford Corrigan, Ph.D., joined the Company in 1996. She was promoted to Principal in the Biomechanics practice in 2002 and was appointed Group Vice President in May 2012. Dr. Corrigan was named President in July 2016. She was named Chief Executive Officer and elected to the Board of Directors in May 2018. Dr. Corrigan earned her Ph.D. (1996) in Medical Engineering and Medical Physics and M.S. (1992) in Mechanical Engineering from the Massachusetts Institute of Technology and her B.S. in Bioengineering from the University of Pennsylvania. Prior to joining Exponent, Dr. Corrigan was a researcher in the Orthopedic Biomechanics Laboratory at Beth Israel Hospital and Harvard Medical School. On February 9, 2021, Dr. Corrigan was elected to the National Academy of Engineering.

Brad A. James, Ph.D., joined the Company in 1994. He was promoted to Principal Engineer in 2005 and was appointed Corporate Vice President in 2014. Dr. James was appointed Group Vice President on January 4, 2020. Dr. James received his Ph.D. (1994) in Metallurgical and Materials Engineering from the Colorado School of Mines and his B.S. (1988) in Metallurgical Engineering from the University of Washington. He is a licensed professional engineer in the states of California and Texas. Prior to joining Exponent, Dr. James was employed as a Research Engineer, Materials Performance Division, at the Babcock and Wilcox R&D Center.

Brian Kundert, joined the Company on July 10, 2023 as Vice President - Human Resources and was promoted to Chief Human Resources Officer on March 16, 2024. Prior to joining Exponent, Mr. Kundert was most recently the Global Director of Human Resources for the Resilience division at Arcadis, a global design and consulting company, where he worked for 19 years. Mr. Kundert holds a B.A. (1996) in Psychology from the University of California, Berkeley.

John D. Pye, Ph.D., joined the Company in 1999. He was promoted to Principal Engineer in 2006 and was appointed Corporate Vice President in 2009. Dr. Pye was appointed Group Vice President in January 2014 and was appointed Vice President of Global Offices and Innovation on November 22, 2024. Dr. Pye received his Ph.D. (1999) in Aerospace Engineering from Stanford University, M.S. (1993) in Aerospace Engineering from Stanford University, and B.A.Sc. (1992) in Engineering Science from the University of Toronto, Canada. He is a Registered Professional Mechanical Engineer in the State of California. Prior to joining Exponent, Dr. Pye held a research position in the Aerospace Fluid Mechanics Lab at Stanford University where he was responsible for the renovation and redesign of the Stanford Low-Speed wind tunnel as well as managing the Stanford experimental facilities for the Stanford/NASA Ames Joint Institute for Aeronautics and Astronautics.

Joseph Rakow, Ph.D., joined the Company in 2005. He was promoted to Principal Engineer in 2012 and was appointed Corporate Vice President in 2021. Dr. Rakow was appointed Group Vice President on April 1, 2023. Dr. Rakow received his Ph.D. (2005) in Aerospace Engineering and M.S. (2000) in Aerospace Engineering from the University of Michigan, and B.S. (1999) in Physics from the University of California, Davis. He is a licensed professional engineer in the state of California and a Fellow of the American Society of Mechanical Engineers. Prior to joining Exponent, Dr. Rakow held teaching and research positions at the University of Michigan and Sandia

National Laboratories. As a volunteer, Dr. Rakow serves on multiple academic advisory boards at the university level, and is a Structures Specialist with FEMA Urban Search & Rescue.

Richard Reiss, Sc.D., joined the Company in 2006 as a Principal Scientist. He was promoted to Group Vice President in January 2015. Dr. Reiss earned his Sc.D. (1994) in Environmental Health from the Harvard University School of Public Health, M.S. (1991) in Environmental Engineering from Northwestern University and B.S. (1989) in Chemical Engineering from the University of California, Santa Barbara. Prior to joining Exponent he was a Vice President with Sciences International. Dr. Reiss is a Fellow of the Society of Risk Analysis.

Maureen T.F. Reitman, Sc.D., joined the Company in 2002. She was promoted to Principal Engineer in 2006 and was appointed Corporate Vice President in 2014. Dr. Reitman was appointed Group Vice President on January 4, 2020. Dr. Reitman received her Sc.D. (1993) in Materials Science and Engineering from the Massachusetts Institute of Technology and her B.S. (1990) in Materials Science and Engineering from the Massachusetts Institute of Technology. She is a registered Professional Mechanical Engineer in the state of Maryland and a fellow of the Society of Plastics Engineers. Prior to joining Exponent, Dr. Reitman worked for the 3M Company in both research and management roles. Her activities at 3M included technology identification, materials selection and qualification, product development, customer support, program management, acquisition integration, intellectual property analysis, and patent litigation support. On February 6, 2024, Dr. Reitman was elected to the National Academy of Engineering.

Joseph Sala, Ph.D., joined the Company in 2005. He was promoted to Principal Scientist in 2012 and was appointed Corporate Vice President in 2019. Dr. Sala was appointed Group Vice President on November 22, 2024. Dr. Sala received his Ph.D. (2004) in Psychology and M.A. (2001) in Psychology and Brain Sciences from John Hopkins University and B.A. (1998) in Psychology and B.S. (1998) in Administration of Justice from Rutgers University. Prior to joining Exponent, Dr. Sala was a post-doctoral fellow at Stanford University where he focused his research on the cognitive neuroscience of human information processing, the brain mechanisms underlying learning, memory, vision, and cognitive control, and their behavioral manifestations.

Richard L. Schlenker, Jr., joined the Company in 1990. Mr. Schlenker is the Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company. He was appointed Executive Vice President in April 2010, Chief Financial Officer in July 1999 and Secretary of the Company in November 1997. Mr. Schlenker was the Director of Human Resources from 1998 until his appointment as Chief Financial Officer. He was the Manager of Corporate Development from 1996 until 1998. From 1993 to 1996, Mr. Schlenker was a Business Manager, where he managed the business activities for multiple consulting practices within the Company. Prior to 1993, he held several different positions in finance and accounting within the Company. Mr. Schlenker holds a B.S. in Finance from the University of Southern California.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of the Company’s common stock as of April 9, 2025. It includes stockholders known by the Company to beneficially own more than 5% of the Company’s common stock, the Company’s directors, the executive officers of the Company named in the Summary Compensation Table, and the directors and executive officers of the Company as a group. The address of each of the directors and officers is 149 Commonwealth Drive, Menlo Park, CA 94025. A total of 50,757,382 shares of the Company’s common stock were issued and outstanding as of April 9, 2025.

Name and Address of Beneficial Owners	Number of Shares Beneficially Owned (1)	Percent of Total (1)
BlackRock, Inc. (2) 50 Hudson Yards, New York, NY 10001	6,079,135	12.0%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	5,286,652	10.4%
Kayne Anderson Rudnick Investment Management, LLC (2) 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067	4,672,271	9.2%
Conestoga Capital Advisors, LLC (2) 550 E. Swedesford Rd., Suite 120, Wayne, PA 19087	2,978,505	5.9%
Richard L. Schlenker, Jr. (3)	328,134	*
Catherine Ford Corrigan, Ph.D. (4)	295,217	*
Paul R. Johnston, Ph.D. (5)	60,931	*
Maureen Reitman, Sc.D.	35,612	*
Karen A. Richardson (5)	32,232	*
Debra L. Zumwalt (5)	29,821	*
George H. Brown (5)	8,721	*
Carol Lindstrom (5)	7,396	*
Joseph Sala, Ph.D.	1,595	*
Joseph Rakow, Ph.D.	1,573	*
All Directors & Executive Officers (14 persons) (6)	837,928	1.6%

* Represents less than one percent of the outstanding common stock of the Company.

(1)
The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In accordance with SEC rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire sole or shared voting power or investment power within sixty days of April 9, 2025, through the exercise of any stock option or other right. The denominator of the calculation consists of shares the director or executive officer has the right to acquire through the exercise of any stock option or other right within sixty days of April 9, 2025, plus the Company’s total shares outstanding as of April 9, 2025 (but not the shares any of the other directors and executive officers have the right to acquire through the exercise of any stock option or other rights within sixty days of April 9, 2025.) Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2)
Based on information contained in (i) a report on Schedule 13G/A filed on January 23, 2024 for BlackRock, Inc., which has sole voting power over 5,997,847 shares and sole dispositive power over 6,079,135 shares, (ii) a report on Schedule 13G/A filed on April 10, 2024 for The Vanguard Group, which has shared voting power over 91,513 shares, sole dispositive power over 5,143,697 shares and shared dispositive power over 142,955 shares, (iii) a report on Schedule 13G/A filed with the SEC on February 13, 2024 for Kayne Anderson Rudnick Investment Management, LLC, which has sole voting power over 3,195,108 shares, shared voting power of 1,466,223 shares, sole dispositive power over 3,206,048 shares and shared dispositive power over 1,466,223 shares, and (iv) a report on Schedule 13G/A filed with the SEC on January 10, 2025 for Conestoga Capital Advisors, LLC, which has sole voting power over 2,802,629 shares and sole dispositive power over 2,978,505.
(3)
Includes 106,255 shares of common stock subject to options exercisable within sixty days of April 9, 2025.
(4)
Includes 213,875 shares of common stock subject to options exercisable within sixty days of April 9, 2025.
(5)
Includes 1,525 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 9, 2025.
(6)
Includes 320,130 shares of common stock subject to options exercisable within sixty days of April 9, 2025 and 7,625 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 9, 2025.

Delinquent Section 16(a) Reports

We believe that during fiscal 2024, all filings with the SEC, by our executive officers, directors and 10% stockholders complied with requirements for reporting ownership or changes in ownership of our common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except for the following: A failure to file, Form 4, Statement of Changes in Beneficial Ownership, on a timely basis for Paul Johnston with regard to the stock option exercise of 5,700 shares on November 21, 2024. The Form 5 reporting this stock option exercise was filed on February 13, 2025.

Compensation Committee Interlocks and Insider Participation

During fiscal 2024, Mr. Brown, Ms. Lindstrom, Ms. Richardson, and Ms. Zumwalt served as members of the Human Resources Committee. No member of the Human Resources Committee is or was formerly an officer or an employee of the Company or any of its subsidiaries. During fiscal 2024, none of the Company’s executive officers served as a member of the compensation committee (or other board committee performing similar functions) or as a director of an entity for which any member of the Human Resources Committee or the Board of Directors served as an executive officer.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices with respect to our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer and our other three most highly-compensated executive officers, as determined in accordance with applicable SEC rules and as set forth below:

1.
Catherine Ford Corrigan, Ph.D. – President and Chief Executive Officer
2.
Richard L. Schlenker – Executive Vice President, Chief Financial Officer and Corporate Secretary
3.
Joseph Rakow, Ph.D. – Group Vice President
4.
Maureen Reitman, Sc.D. – Group Vice President
5.
Joseph Sala, Ph.D.– Group Vice President

We refer to these five individuals collectively as our “named executive officers.”

General Philosophy. Our fundamental compensation philosophy is to align management’s incentives with the long-term interests of our stockholders, create a sense of partnership and provide a retention vehicle. We strive to compensate our named executive officers competitively with executives and consulting professionals throughout the industry and geographies in which we operate. Executive officer compensation is based on the performance of the Company, individual achievements and the competitive environment. Individual performance assessments are based on appraisals of financial performance, professional accomplishments and leadership that meet the level of excellence demanded. We use a total compensation approach for our named executive officers, in which each element of compensation is reviewed individually and considered collectively with the other elements of our compensation program to ensure that it is consistent with the objectives of both that particular element of compensation and our overall compensation program. Our compensation program consists of the following elements: base salary, bonus, equity compensation and other benefits.

Say on Pay. During our Board and committee meetings on September 4, 2024, we considered the results of the “say on pay” proposal from our 2024 proxy, on which approximately 92.8% of votes cast by our stockholders were in support of our executive compensation policies and decisions for fiscal 2023. Our approach for fiscal 2024 on compensation policies and decisions remained consistent with our 2023 approach and no substantial changes were made during fiscal 2024 as a result of the "say on pay" vote.

Board Process. The responsibility for determining the compensation of our named executive officers has been delegated by the Board of Directors to the Human Resources Committee (which is hereinafter referred to as the “Committee”). As described in more detail below, the Committee’s responsibilities include establishing the general compensation policies for all employees and overseeing the specific compensation for officers of the Company. The Committee regularly reviews these compensation programs and makes adjustments as appropriate to accomplish its objectives. The Committee met five times during fiscal 2024.

In the case of the Chief Executive Officer, the Committee reviews the Chief Executive Officer’s written assessment of her performance, evaluates the performance of the Chief Executive Officer relative to her objectives and determines the appropriate compensation. For the other executive officers, the Chief Executive Officer evaluates their performance and presents her evaluation and compensation recommendations to the Committee for review and approval. The Committee also approves all equity compensation grants. The Charter of the Committee is available on our website at: https://investors.exponent.com/investors/corporate-governance/default.aspx.

The Charter of the Committee provides for the Committee to retain, and terminate as necessary, a compensation consultant. During 2024, the Committee engaged Compensia, an executive compensation consulting firm, to provide recommendations regarding the framework for performance objectives, as discussed below, and a group of publicly-traded professional service companies with revenue, operating income and business focus comparable to Exponent that will be used to develop competitive compensation data for our Chief Executive Officer and our Executive Vice President and Chief Financial Officer. For fiscal 2024, the Committee reviewed competitive compensation data for the chief executive officer and chief financial officer of eight publicly-traded professional service companies recommended by Compensia with revenue, operating income, market capitalization, and business focus comparable to Exponent. Those companies included CRA International, FTI Consulting, Heidrick and Struggles International,

Huron Consulting Group, ICF International, Korn/Ferry International, Resources Connection, and The Hackett Group. There were no changes to this group of companies as compared to fiscal 2023. During 2024, the Committee also reviewed executive compensation survey data compiled by Radford, a compensation survey provider, for chief executive officers and chief financial officers of publicly-traded companies in Northern California with annual revenues in the $200 million to $999 million range. The Committee does not target compensation against a specific percentile or range of percentiles within any peer group because there are no comparable companies that offer the same technical capability and breadth of services as Exponent. We use the data for a general understanding of the marketplace. The competitive compensation data for base salary, total cash compensation and long-term incentives and the executive compensation survey data provided by Radford were reviewed by the Committee to ensure that the Chief Executive Officer and the Executive Vice President and Chief Financial Officer’s compensation are not outliers relative to the peer group reviewed.

Compensation and Risk Management

The Committee does not believe that our executive compensation program encourages excessive or unnecessary risk-taking. By dividing our executives’ compensation into three key elements, the Committee believes it has properly weighted the performance compensation eligible to be earned by our executives appropriately between short-term and long-term goals. Additionally, the annual bonus for all executive officers is capped at two times their target bonus and 40% of each executive officer’s annual bonus is settled with fully vested restricted stock units that are not delivered for four years. These provisions add protection against disproportionately large short-term incentives. The primary component of our equity compensation program is restricted stock units, which cliff vest four years from the date of grant. The delayed vesting encourages our executives’ sustained focus on the long-term performance of the Company and encourages retention. The Committee believes our executive compensation program promotes proper alignment of our executives’ interests with those of the Company’s stockholders.

Elements of Compensation Program

Base Salary. We believe that competitive base salaries are necessary to attract and retain management talent critical to achieving our business objectives. We strive to provide base salaries commensurate with comparable executives at professional service organizations with similar revenue, operating income, market capitalization, business focus and location and with consulting professionals of similar background and experience working for both professional service organizations and in private practice. Base salaries are reviewed annually and adjusted to realign salaries with market levels after taking into account our performance, as well as the individual’s responsibilities, experience and performance. The level of total compensation relative to our other executive officers, senior scientific and engineering consultants that we hire and those that have left to compete with us are also considered when determining executive officer base salaries.

Effective March 30, 2024, the annual base salary for Dr. Corrigan, President and Chief Executive Officer, increased 4% from $900,000 to $940,000. Dr. Corrigan’s increased annual base salary reflected a level that the Committee concluded was appropriate based upon Dr. Corrigan’s performance and the competitive compensation data. Effective March 30, 2024, the annual base salary for Mr. Schlenker, Executive Vice President and Chief Financial Officer, increased 4% from $610,000 to $635,000. Mr. Schlenker’s increased annual base salary reflected a level that the Committee concluded was appropriate based upon Mr. Schlenker’s performance and the competitive compensation data. Effective March 30, 2024, the annual base salary for Dr. Rakow, Group Vice President, increased 8% from $600,000 to $650,000. Dr. Rakow’s increased annual base salary reflected a level that the Committee concluded was appropriate based upon Dr. Rakow’s performance. Effective March 30, 2024, the annual base salary for Dr. Reitman, Group Vice President, increased 2% from $610,000 to $625,000. Dr. Reitman’s increased annual base salary reflected a level that the Committee concluded was appropriate based upon Dr. Reitman’s performance. Effective March 30, 2024, the annual base salary for Dr. Sala, Group Vice President, increased 6% from $450,000 to $475,000. Dr. Sala’s increased annual base salary reflected a level that the Committee concluded was appropriate based upon Dr. Sala’s performance. Effective November 23, 2024, Dr. Sala’s base salary increased an additional 16% from $475,000 to $550,000. This additional increase reflected a level that the Committee concluded was appropriate based upon Dr. Sala’s performance and added responsibilities associated with his appointment as Group Vice President.

Bonus. Annual bonuses are designed to create an incentive and to reward named executive officers for their contributions to our performance by making a significant portion of their total compensation variable. Our bonus plan covers all employees, including all named executive officers, and the bonus pool is equal to 33% of our pre-tax income before bonuses, stock-based compensation, realized gain/loss on foreign exchange and interest income. Our bonus pool has historically been 33% and the Committee determined that this amount was competitive for fiscal 2024. The total amount available in the bonus pool for fiscal 2024 was $76,844,000. Generally, 40% of each named executive officer’s annual bonus is settled with fully vested restricted stock unit awards, rather than cash, to provide a longer term incentive, under which each executive officer has the right to receive shares of our common stock four years from the date of grant (or earlier upon certain qualifying settlement events). The remainder of each executive officer’s annual bonus is paid in cash.

Where a named executive officer has responsibilities for both providing direct consulting services to clients and managing a business unit, his or her performance is generally weighted toward the direct consulting activities. For a named executive officer who has broader corporate responsibilities, such as our Executive Vice President and Chief Financial Officer, his or her performance is based on that officer’s overall contribution to the Company.

For fiscal 2024, the Chief Executive Officer’s performance was evaluated using a process developed with the help of Compensia, based on performance objectives in three categories: revenue, profitability, and leadership, and in the form of a Performance Award and a Qualitative Bonus, as further described below.

CEO Performance Award. Our 2008 Equity Incentive Plan authorizes the grant of performance awards to our executive officers. Performance awards are payable only to the extent certain performance targets, based on objective business criteria specified by the Committee, are achieved in the relevant measurement period. Performance awards are payable in cash or restricted stock units, at the discretion of the Committee. At the beginning of each year, the Committee determines the performance goals and the achievement necessary for the bonus payout. After the conclusion of the performance period, the Committee certifies (1) the extent to which each executive officer has achieved the applicable prior fiscal year’s performance targets, and (2) the appropriate amount, if any, to be paid with respect to such performance-based annual incentive award. Even if the performance targets are achieved, the Committee may reduce the amount of an award through “negative discretion” and thereby reduce the payment made under a performance award, but the Committee cannot increase the amount of such award.

On February 14, 2024, the Committee determined the performance award opportunity to be granted to Dr. Corrigan for fiscal 2024. In doing so, the Committee established the performance targets, the performance required to achieve payout under the award and maximum amounts payable under this award. The Committee set the target bonus level and maximum payout at amounts they believe are competitive. Dr. Corrigan’s target award was set at $391,667 (5/12 of Dr. Corrigan’s base salary for 2024) with the maximum amount payable set at twice the target. Performance between the applicable targets would be paid on a straight-line basis. In establishing the target for Dr. Corrigan’s 2024 performance award, the Committee decided that 60% of the award, to the extent earned, would be payable in cash and 40% of the award would be payable in fully vested restricted stock units under which Dr. Corrigan has the right to receive shares of our common stock four years from the date of grant.

Two performance targets were established. The revenue performance target was a 1.5% increase in revenues before reimbursements. This target is measured on a scale of 0 to 2 with 0 being equal to 8.5% revenue decline, 1 being equal to 1.5% revenue growth, and 2 being equal to 11.5% revenue growth. Performance between the targets is prorated on a straight-line basis. We exceeded this quantitative target with actual revenues before reimbursements increasing 4.3%. This resulted in a quantitative performance factor for this objective of 1.28 on a scale of 0 to 2.

The profit performance target was to meet the adjusted EBITDAS (EBITDAS is a non-GAAP financial measure defined as net income before income taxes, interest income, depreciation and amortization and stock-based compensation) target margin. The adjusted EBITDAS margin is the calculated margin (EBITDAS/revenues before reimbursements) excluding the realized gain/loss on foreign exchange. The adjusted EBITDAS target margin for fiscal 2024 was 31.75% increased or decreased by five basis points for each 1% of revenue before reimbursements growth above or below 1.5%. This is also measured on a scale of 0 to 2 with 0 being equal to 200 basis points below the adjusted EBITDAS target margin, 1 being equal to the adjusted EBITDAS target margin, and 2 being equal to 200 basis points above the adjusted EBITDAS target margin. We exceeded this quantitative goal and exceeded the adjusted EBITDAS target margin by 96 basis points. This resulted in a quantitative performance factor for this objective of 1.48 on a scale of 0 to 2.

On February 20, 2025, the Committee certified and determined the amounts payable to Dr. Corrigan with respect to the cash and equity components of her performance award for fiscal 2024. Both of the performance targets were weighted equally. This resulted in a composite performance factor of 1.38 on a scale of 0 to 2. Accordingly, the formulaic amount payable for the performance award was $540,500 (target of $391,667 multiplied by the composite performance factor of 1.38).

CEO Qualitative Bonus. The target for Dr. Corrigan’s qualitative bonus was set at $783,333 (10/12 of Dr. Corrigan’s base salary for 2024) for fiscal 2024 with the maximum payout set at twice the target. The Committee set the target bonus level and maximum payout at amounts they believe are competitive. Performance was evaluated based on objectives in three categories: revenue, profitability and leadership. The performance objectives for revenue and profit are weighted 25% each and the performance objective for leadership is weighted 50%. The Committee may reduce the qualitative bonus from the target amount at their discretion.

With respect to the revenue objective, the determination was based on the judgment of the Committee, taking into consideration factors such as how well we accomplished strategic growth initiatives and added top talent. For the profit objective, the determination was based on the judgment of the Committee, taking into consideration factors such as how we were able to control expenses and manage headcount growth. The leadership objective was based on the judgment of the Committee taking into consideration factors such as management of enterprise risk and our overall strategic direction. In determining the appropriate qualitative bonus, the Committee considered Dr. Corrigan’s contributions to achieving each of the three objectives.

In making a qualitative assessment of the revenue objective the Committee determined that this objective was met due to the business development efforts associated with our strategic growth initiatives. During 2024 we continued to drive work through these initiatives in consumer electronics, utilities, life sciences, transportation, international disputes, batteries, and litigation markets. We also launched a formal initiative during 2024 for digital health which represents a significant opportunity spanning both consumer electronics and life sciences clients.

In making a qualitative assessment of the profit objective, the Committee determined that this objective was met due to how expenses were managed, infrastructure was leveraged, and headcount was managed. Managing headcount consistent with market demand was a critical focus area in 2024. We grew net revenues by 4.3% for the year and at the same time delivered improved utilization (73% during 2024 as compared to 69% during 2023) and EBITDA margin (28.4% during 2024 as compared to 27.7% during 2023). To position ourselves for growth in 2025 and in response to improving market demand, we increased our recruiting activity in the second half of 2024.

With respect to the leadership objective, the Committee recognized that this objective was exceeded due to the management of enterprise risk and the strategic direction provided. During 2024 we focused on client engagement, meeting with both legal and industrial clients throughout the year. In person engagement in our offices continued to be an area of focus during 2024. We also continued to focus on the importance of quality assurance, safety, and our code of business conduct and ethics. We continue to enhance our enterprise risk management approach using the COSO 2017 framework, which recognizes the importance of the interconnection of risk, strategy and performance. This framework is incorporated into our enterprise risk management category reviews, which includes mapping of key areas to Board governance as well as our vision, mission and core values. Society’s expectations with regard to safety, health and the environment continue to grow, as does the technological complexity of products and processes and the public’s expectations of performance and reliability. These fundamental drivers of our business have been durable over time, and our strategic direction reflects that. During 2024 we focused on defending and expanding our current core business portfolio, fostering emerging new businesses through talent acquisition and capability development leveraging our growth initiatives, identifying and pursuing new premium services markets, recruiting exceptional talent at all levels, developing our people, providing competitive compensation plans and ensuring our workplace is responsive to the expectations of the modern workforce, improving employee engagement, improving our approach to marketing and business development, and providing value by ensuring that we meet client needs in keeping with our quality program.

Based on the Committee’s qualitative evaluation, the composite performance factor was 1.10 on a scale of 0 to 2. Accordingly, the amount payable for the qualitative bonus was $859,500 (target of $783,333 multiplied by the composite performance factor of 1.10) for Dr. Corrigan. The Committee decided that 60% of the qualitative bonus will be paid in cash and 40% of the qualitative bonus will be settled with fully vested restricted stock units under which Dr. Corrigan has the right to receive shares of our common stock four years from the date of grant.

The bonuses for the other named executive officers were determined on a total compensation basis based on their relative contribution to our overall performance. Where a named executive officer has responsibilities for both providing direct consulting services to clients and managing a business unit, his or her performance is generally weighted toward the direct consulting activities. The size of our bonus pool was also considered when determining the annual bonuses for our other named executive officers.

Equity Compensation. Our equity compensation program is designed to align the named executive officers and stockholders’ interests, create a sense of partnership and long-term incentives, provide a mechanism for retention and provide a competitive total compensation package. We use a combination of restricted stock units and stock options to achieve these objectives.

As described above, 40% of each named executive officer’s annual bonus is generally settled with fully vested restricted stock unit awards. The percentage of each named executive officer’s annual bonus settled with vested restricted stock unit awards may be less than 40% when called for by the terms of an employment agreement or when other equity grants made were deemed adequate to align named executive officers and stockholders’ interests. Under these restricted stock unit awards, each executive officer has the right to receive shares of our common stock four years from the date of grant. Each named executive officer who received a fully vested restricted stock unit award is also granted a matching number of unvested restricted stock unit awards. These unvested restricted stock unit awards cliff vest four years from the date of grant provided the holder has met certain employment conditions. In the case of retirement at 59 ½ years or older, all unvested restricted stock unit awards will continue to vest, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

Our practice is to determine each named executive officer’s bonus and the dollar amount of vested and unvested restricted stock unit awards following the availability of financial results for the prior year. With the exception of significant promotions and new hires, we generally grant restricted stock unit awards once a year during the allocation of our bonus pool. For restricted stock unit awards our 2008 Equity Incentive Plan defines the fair market value of the restricted stock unit awards as the closing price of our stock on the date of grant.

During the annual review process in February 2024, the Committee granted a stock option to purchase 24,000 shares of our common stock to Dr. Corrigan and a stock option to purchase 16,000 shares of our common stock to Mr. Schlenker. These stock option grants reflect levels that the Committee concluded were generally appropriate based upon past practices within the Company, each individual’s total stock ownership and the amount needed to remain competitive. For stock option awards the exercise price is equal to the closing price of our stock on the date of grant. Our option awards vest ratably over a four-year period beginning on the grant date, subject to continued employment. All stock option awards continue to vest in the case of retirement at 59 ½ years or older, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

Unvested restricted stock unit awards and stock options are occasionally granted for select new hires and promotions. There were no new hire awards granted to any named executive officers in 2024.

Policies and Practices Related to the Grant of Certain Equity Awards. The Committee approves equity awards granted to our named executive officers on or before the grant date. The Committee does not take material nonpublic information into account when determining the timing and terms of such awards. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. In 2024, we did not award any stock options to our named executive officers during any period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.

Executive Stock Ownership Guidelines. We believe that the financial interests of our executive officers should be aligned with those of our stockholders. Our stock ownership guidelines are determined as a multiple of the named executive officer’s annual base salary. Individual guidelines are three times for the President and Chief Executive Officer, two times for the Executive Vice President and Chief Financial Officer and one time for the other named executive officers. Stock that counts towards satisfaction of our stock ownership guidelines includes shares owned outright by the named executive officer or his or her immediate family members residing in the same household or in trust and restricted stock units, whether or not vested. The value of shares owned outright is the prior 365-day average closing price for the Company’s common stock. The value of restricted stock units is the grant date fair value. The calculation is done at the beginning of each year. Named executive officers are required to achieve their stock ownership guideline within five years of the date the guidelines were adopted. If a person’s stock ownership guideline increases, that person has a five-year period to achieve the new guideline. Until the guideline is achieved, the person is required to retain at least 50% of the net shares delivered in respect of restricted stock units or upon the exercise of stock options. Net shares refer to those that remain after shares are sold or netted to pay the exercise price of stock options and withholding taxes. As of April 9, 2025, all the named executive officers met the stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

Hedging and Pledging. Our insider trading policy prohibits directors, officers, and employees from selling short or otherwise engaging in hedging or offsetting transactions involving the Company’s securities, including the trading of those securities on margin. Our policies do not permit any director or officer, including our named executive officers, to pledge Exponent securities as collateral.

Clawback Policy. We have a “clawback” policy for the recovery of excess incentive-based compensation. In the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, under the policy adopted by the Company to comply with the final clawback rules issued by the SEC in 2022 and corresponding listing standards adopted by Nasdaq in 2023, certain incentive-based compensation awarded to covered executive officers is subject to mandatory recovery, subject to certain limited exceptions. The recovery of such incentive-based compensation applies regardless of whether the covered executive officer engaged in misconduct or otherwise caused an accounting restatement requirement. Under this policy, the Board will reasonably promptly recoup excess incentive-based compensation received by current or former executive officers within a lookback period of three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts and computed without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under this policy is generally limited to any compensation granted, earned, or vested based wholly or in part on the attainment of one or more financial reporting measures. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement. The Company will disclose in its Proxy Statement any actions to recover compensation under this policy.

The Clawback Policy is available for review at: https://investors.exponent.com/investors/corporate-governance/default.aspx.

No Compensation Consultant Conflicts of Interest. We are not aware of any conflict of interest that has been raised by the work performed in 2024 by Compensia. During 2024 the Human Resources Committee reviewed the six independence factors enumerated by the SEC and determined that Compensia was independent.

Nonqualified Deferred Compensation. To attract and retain high performing executive officers and consultants we have a nonqualified deferred compensation plan under which we provide certain highly compensated employees, including the named executive officers, the opportunity to elect to defer the receipt of compensation. Participants in the plan may elect to defer up to 100% of their compensation including base salary and bonus. We also retain the discretion to make company contributions for any participant. For additional information, please refer to the Nonqualified Deferred Compensation table.

Other Benefits. Executive officers participate in our other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, an employee stock purchase plan and company contributions to each employee’s defined contribution retirement account. We also provide paid vacation and other paid holidays to all eligible employees, including named executive officers.

Compensation Accounting Matters

The Committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and bonuses as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The Committee believes, however, that the many advantages of equity compensation more than compensate for the non-cash accounting expense associated with these types of awards. We currently amortize compensation expense associated with equity awards over an award’s requisite service period and establish fair value of equity awards in accordance with applicable accounting standards. Based upon the structure of our employee stock purchase plan program we are not required to record compensation expenses for financial statement purposes in connection with employees’ rights to purchase our stock granted under this program.

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Human Resources Committee of the Board of Directors does not constitute soliciting material and should not be considered filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Human Resources Committee of the Board of Directors oversees the general compensation policies for all employees and the specific compensation plans for officers of the Company, including the Chief Executive Officer. The Committee is composed of four independent non-employee directors. No executive officers of the Company are included on the Human Resources Committee.

The Committee has reviewed and discussed with management the “Compensation Discussion and Analysis”, and based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Human Resources Committee

Debra L. Zumwalt, Chairperson

George H. Brown

Carol Lindstrom

Karen A. Richardson

2024 SUMMARY COMPENSATION TABLE

The following table summarizes information regarding compensation earned by our named executive officers during fiscal 2024 and, as applicable, fiscal 2023 and 2022.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (5)	Option Awards ($) (4) (5)	All Other Compensation ($) (6)	Total ($)
Catherine Ford Corrigan, Ph.D.	2024	948,077	840,000	960,016	680,626	66,365	3,495,084
President and Chief Executive	2023	887,500	720,000	1,200,040	689,299	62,125	3,558,964
Officer	2022	831,250	900,000	1,200,136	599,488	58,188	3,589,062

Richard L. Schlenker	2024	640,962	510,000	600,108	453,750	44,867	2,249,687
Executive Vice President, Chief Financial	2023	600,000	450,000	720,144	459,533	42,000	2,271,677
Officer and Corporate Secretary	2022	562,500	540,000	720,120	399,659	39,375	2,261,654

Joseph Rakow, Ph.D.	2024	650,000	540,000	920,114	—	45,500	2,155,614
Group Vice President	2023	575,000	690,000	760,152	—	40,250	2,065,402

Maureen Reitman, Sc.D.	2024	633,750	480,000	660,120	—	44,363	1,818,233
Group Vice President	2023	572,981	495,000	480,096	—	40,109	1,588,185
	2022	532,500	360,000	520,034	—	37,275	1,449,809

Joseph Sala, Ph.D.	2024	483,654	435,000	460,136	—	33,856	1,412,646
Group Vice President

(1)
The base salaries for our Named Executive Officers took effect for 2024, 2023 and 2022 on March 30, 2024, April 1, 2023 and April 2, 2022, respectively. As such, the amounts in this column reflect three months at their prior year base salaries and nine months at their current year base salaries. Fiscal 2024 included 53 weeks of activity. Fiscal 2023 and 2022 included 52 weeks of activity.
(2)
The amounts shown in this column represent the value of cash bonuses earned during the year indicated and paid in the first quarter of the subsequent year, excluding the portion settled with vested restricted stock unit awards.
(3)
The amounts shown in this column represent the values of vested and unvested restricted stock unit awards granted during the year indicated, regardless of when earned. The value of restricted stock units granted during the first quarter of 2025 to settle a portion of each named executive officer’s fiscal 2024 bonus are not included in this column.
(4)
The amounts shown in this column represent the Black-Scholes value calculated for stock options granted during the year indicated, regardless of when earned.
(5)
The values of equity-based awards in these columns represent the aggregate grant date fair value of the awards in accordance with ASC 718. All equity-based awards have DER, which entitle the holder of the award to the same dividend value per share as holders of common stock. DER are subject to the same vesting and other terms and conditions as the corresponding stock award or option award. DER are accumulated and paid when the underlying stock awards or option awards vest and are forfeited if the underlying stock awards or option awards are forfeited. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended January 3, 2025, regarding assumptions underlying the valuation of equity awards.
(6)
The amounts shown in this column represent the value of Company contributions to each named executive officer’s defined contribution retirement account earned during the year indicated. The Company provides a defined contribution retirement plan for all of its employees whereby the Company contributes to each eligible employee’s account 7% of the employee’s eligible base salary plus overtime. These contributions are made to the 401(k) plan up to the statutory maximum. Any portion of the 7% contribution in excess of the statutory maximum is made to the Company’s nonqualified deferred compensation plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2024

The following table sets forth information regarding grants of plan-based awards to our named executive officers during fiscal 2024:

Name	Grant Date	Human Resource Committee Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (6)(7)
Dr. Corrigan	3/15/2024	2/14/2024	5,022	(1)			397,592
	3/15/2024	2/14/2024	1,041	(2)			82,416
	3/15/2024	2/14/2024	5,022	(3)			397,592
	3/15/2024	2/14/2024	1,041	(4)			82,416
	2/14/2024	2/14/2024			24,000	75.87	680,626

Mr. Schlenker	3/15/2024	2/14/2024	3,790	(1)			300,054
	3/15/2024	2/14/2024	3,790	(3)			300,054
	2/14/2024	2/14/2024			16,000	75.87	453,750

Dr. Rakow	3/15/2024	2/26/2024	5,811	(1)			460,057
	3/15/2024	2/26/2024	5,811	(3)			460,057

Dr. Reitman	3/15/2024	2/26/2024	4,169	(1)			330,060
	3/15/2024	2/26/2024	4,169	(3)			330,060

Dr. Sala	3/15/2024	2/26/2024	2,906	(1)			230,068
	3/15/2024	2/26/2024	2,906	(3)			230,068

(1)
Amounts represent the number of fully vested restricted stock units granted under our 2008 Equity Incentive Plan.
(2)
Our 2008 Equity Incentive Plan authorizes the grant of performance awards to our executive officers. Performance awards are payable only to the extent certain performance targets, based on objective business criteria specified by the Human Resources Committee, are achieved in the relevant measurement period. Performance awards are payable in cash or restricted stock units, at the discretion of the Human Resources Committee. Amounts represent the number of fully vested restricted stock units granted by the Human Resources Committee to settle the equity component of Dr. Corrigan’s 2023 performance award.
(3)
Amounts represent the number of unvested restricted stock units granted under our 2008 Equity Incentive Plan. These awards cliff vest four years from the date of grant. All unvested restricted stock units will continue to vest in the case of retirement at 59 ½ years or older, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.
(4)
Our 2008 Equity Incentive Plan authorizes the grant of performance awards to our executive officers. Performance awards are payable only to the extent certain performance targets, based on objective business criteria specified by the Human Resources Committee, are achieved in the relevant measurement period. Performance awards are payable in cash or restricted stock units, at the discretion of the Human Resources Committee. Amounts represent the number of unvested restricted stock units granted by the Human Resources Committee to settle the equity component of Dr. Corrigan’s 2023 performance award. These awards cliff vest four years from the date of grant. All unvested restricted stock units will continue to vest in the case of retirement at 59 ½ years or older, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.
(5)
Amounts represent options granted under our 2008 Equity Incentive Plan. These options become exercisable over a period of four years at a rate of 25% per year, subject to continued employment, and expire 10 years from the date of grant. All stock options will continue to vest in the case of retirement at 59 ½ years or older, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.
(6)
The amounts shown in this column represent the Black-Scholes value calculated for stock options granted.
(7)
The values of equity-based awards for this column represent the grant date fair value of the awards in accordance with ASC 718. All equity-based awards have DER, which entitle the holder of the award to the same dividend value per share as holders of common stock. DER are subject to the same vesting and other terms and conditions as the corresponding stock award or option award. DER are accumulated and paid when the underlying stock awards or option awards vest and are forfeited if the underlying stock awards or option awards are forfeited. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended January 3, 2025, regarding assumptions underlying the valuation of equity awards.

Restricted Stock Unit Awards. Each of the named executive officers were awarded the number of vested and unvested restricted stock unit awards as shown in the table above. The number of fully vested restricted stock unit awards granted was determined by dividing the portion of each named executive officer’s 2023 bonus designated for settlement in fully vested restricted stock units by the closing price of our common stock on the day of the grant. An equal number of matching unvested restricted stock unit awards were also granted to each named executive officer. For financial statement reporting purposes the value of these awards is amortized over the shorter of the four-year vesting period or the period between the grant date and the date the award recipient turns 59 ½.

Stock Options. Certain of the named executive officers were awarded stock options as shown in the table above. The exercise price of these stock options was equal to the closing price of our common stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2024 YEAR-END

The following table sets forth information regarding each named executive officer’s outstanding equity awards as of January 3, 2025:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Dr. Corrigan		24,000	(2)	75.87	2/14/2034	6,063	(6)	539,061
	4,500	13,500	(3)	107.31	2/15/2033	5,999	(7)	533,371
	11,250	11,250	(4)	87.90	2/17/2032	6,358	(8)	565,290
	15,000	5,000	(5)	94.20	2/11/2031	4,045	(9)	359,641
	24,000			79.43	2/13/2030
	30,000			54.95	2/14/2029
	28,000			37.45	2/15/2028
	32,000			29.05	2/16/2027
	48,000			25.41	7/29/2026

Mr. Schlenker		16,000	(2)	75.87	2/14/2034	3,790	(6)	336,969
	3,000	9,000	(3)	107.31	2/15/2033	3,600	(7)	320,076
	7,500	7,500	(4)	87.90	2/17/2032	3,815	(8)	339,192
	10,000	3,333	(5)	94.20	2/11/2031	2,913	(9)	258,995
	16,000			79.43	2/13/2030
	20,000			54.95	2/14/2029
	28,000			37.45	2/15/2028
	3,442			29.05	2/16/2027
	4,230			23.63	2/12/2026
	4,524			22.10	2/13/2025

Dr. Rakow	—	—		N/A	N/A	5,811	(6)	516,656
						3,800	(7)	337,858
						2,649	(8)	235,523
						1,366	(9)	121,451

Dr. Reitman	—	—		N/A	N/A	4,169	(6)	370,666
						2,400	(7)	213,384
						2,755	(8)	244,947
						1,922	(9)	170,885

Dr. Sala	—	—		N/A	N/A	2,906	(6)	258,372
						1,600	(7)	142,256
						1,590	(8)	141,367
						1,214	(9)	107,937

(1)
Value is determined based on the closing price of our common stock on January 3, 2025 of $88.91 per share.
(2)
Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 4, 2028.
(3)
Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 15, 2027.
(4)
Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 17, 2026.
(5)
Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 11, 2025.
(6)
Stock awards cliff vest on March 5, 2028.
(7)
Stock awards cliff vest on March 10, 2027.
(8)
Stock awards cliff vest on March 11, 2026.
(9)
Stock awards cliff vest on March 12, 2025.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2024

The following table sets forth information for each named executive officer regarding options exercised and restricted stock units vested during fiscal 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Dr. Corrigan	—	—	6,063	(1)	480,008
	—	—	6,205	(2)	488,892

Mr. Schlenker	34,206	2,560,280	3,790	(1)	300,054
	—	—	4,432	(2)	349,197

Dr. Rakow	—	—	5,811	(1)	460,057
	—	—	1,773	(2)	139,695

Dr. Reitman	—	—	4,169	(1)	330,060
	—	—	3,103	(2)	244,485

Dr. Sala	—	—	2,906	(1)	230,068
	—	—	2,216	(2)	174,599

(1)
The amounts shown represent fully vested restricted stock units granted on March 15, 2024 to settle a portion of each named executive officer's 2023 bonus.
(2)
The amounts shown represent unvested restricted stock unit awards granted on March 3, 2020 that vested and were settled on March 3, 2024.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2024

We maintain nonqualified deferred compensation plans for the benefit of a select group of highly compensated employees. Under these plans, participants may elect to defer up to 100% of their compensation. Company assets that are earmarked to pay benefits under the plans are held in a rabbi trust and are subject to the claims of our creditors. The following table sets forth information regarding activity in our nonqualified deferred compensation plans for each named executive officer during fiscal 2024:

Name	Executive Contributions in 2024 ($)		Registrant Contributions in 2024 ($) (1)	Aggregate Earnings in 2024 ($) (2)	Aggregate Withdrawals/ Distributions in 2024 ($)	Aggregate Balance at January 3, 2025 ($) (3)
Dr. Corrigan	515,629	(4)	38,958	560,852	—	4,940,131
Mr. Schlenker	—		18,846	29,940	—	260,916
Dr. Rakow	—		17,015	209,572	(220,678)	1,173,470
Dr. Reitman	—		16,908	25,313	—	173,501
Dr. Sala	—		7,552	39,178	-	392,092

(1)
The Company provides a defined contribution retirement plan for all of it employees, whereby the Company contributes to each eligible employee’s account 7% of the employee’s eligible base salary plus overtime. These contributions are made to the 401(k) plan up to the statutory maximum. Any portion of the 7% contribution in excess of the statutory maximum is made to the Company’s nonqualified deferred compensation plan. Amounts represent Company contributions to the nonqualified deferred compensation plan associated with the defined contribution retirement plan. These amounts are included in the 2024 Summary Compensation Table above in the "All Other Compensation" column.
(2)
Earnings reported in this column are not above-market or preferential and therefore are not reported in the Summary Compensation Table for fiscal 2024.
(3)
The aggregate balance at January 3, 2025 was fully vested for all named executive officers. Each named executive officer who participates in the nonqualified deferred compensation plan chooses from a number of investment vehicles available under the plan. Earnings are credited based on earnings of the investment options selected by the participant. Of the aggregate balance for each NEO in the table above, the following amounts were previously reported as compensation in prior years' summary compensation tables: Dr. Corrigan $3,361,664, Mr. Schlenker $230,976, Dr. Rakow $25,603, Dr. Reitman $75,070, and Dr. Sala $7,552.
(4)
Amount represents the portion of Dr. Corrigan’s 2024 salary, disclosed in the Summary Compensation Table, that the employee elected to contribute to the deferred compensation plan.

Potential Payments upon Termination or Change-in-Control

Our restricted stock unit award agreements state that in the event of a change in control of the Company, the successor shall assume or substitute equivalent awards on the same terms and conditions. If the award holder is involuntarily terminated within a two-year period beginning on the date of the change of control for any reason other than the award holder’s failure to substantially perform the duties of the award holder’s position, all awards are vested and settled on the date of termination. Assuming a change in control and involuntary termination of employment, the value of restricted stock unit awards that would have vested based on the closing price of our common stock on the last business day of fiscal 2024, January 3, 2025, of $88.91 for each named executive officer was as follows: Dr. Corrigan $1,997,000, Mr. Schlenker $1,255,000, Dr. Rakow $1,211,000, Dr. Reitman $1,000,000, and Dr Sala $650,000. We do not have any other contracts, agreements (including employment agreements), plans or arrangements, whether written or unwritten, providing for payments to a named executive officer at, following, or in connection with any termination of a named executive officer or a change in control or a change in a named executive officer’s responsibilities.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer.

Under the relevant rules, we are required to identify the median employee by use of a consistently applied compensation measure. We identified the median employee by looking at annual base pay, overtime pay, cash bonuses, and our company contributions to our defined contribution retirement plans. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. We identified the median employee for our the 2023 pay ratio disclosure using our world-wide employee population on the last day of our prior fiscal year, December 29, 2023, other than the President and Chief Executive Officer. We used the same median employee for the 2024 pay ratio disclosure as there were no changes to our employee population or employee compensation arrangements that we believe would significantly impact this disclosure. For the pay ratio disclosure, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. Our median employee compensation as calculated using Summary Compensation Table requirements was $164,704 for 2024. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $3,495,084. Therefore, our Chief Executive Officer to median employee pay ratio is 21:1. This information is being provided for compliance purposes. Neither the Human Resources Committee nor management of the Company used the pay ratio measure in making compensation decisions.

PAY VERSUS PERFORMANCE DISCLOSURE

The following table provides information on compensation for the principal executive officer (“PEO”), the average compensation for the other Named Executive Officers (“Non-PEO NEOs”) and certain measures of the Company’s financial performance for the last five fiscal years ended January 3, 2025:

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Total Shareholder Return (2)	Peer Group Total Shareholder Return (3)	Net Income ($ '000) (4)	EBITDA ($ '000) (5)
2024	3,495,068	3,468,736	1,908,925	1,922,398	133	166	109,002	147,058
2023	3,558,964	2,829,817	1,885,140	1,683,408	130	144	100,339	137,662
2022	3,589,062	2,322,702	1,626,994	1,245,805	145	124	102,330	137,217
2021	3,022,417	5,151,590	1,500,913	2,165,705	169	142	101,202	132,258
2020	2,674,793	4,300,765	1,362,236	1,938,548	129	114	82,552	102,102

(1)
Dr. Corrigan was the PEO in 2024, 2023, 2022, 2021 and 2020. Mr. Schlenker, Dr. Rakow Dr. Reitman and Dr. Sala were the non-PEO NEOs in 2024. Mr. Schlenker, Dr. Guyer, Dr. Rakow and Dr. Reitman were the non-PEO NEOs in 2023. Mr. Schlenker, Dr. Murray, Dr. Reitman and Dr. Pye were the non-PEO NEOs in 2022. Mr. Schlenker, Dr. Murray, Dr. Reitman and Dr. Doyle were the non-PEO NEOs in 2021. Mr. Schlenker, Dr. Murray, Dr. Reitman and Dr. James were the non-PEO NEOs in 2020.The value of the “compensation actually paid” to our PEO and Non-PEO NEOs reflect the following adjustments from the Summary Compensation Table:

Compensation Actually Paid Adjustment Summary	Principal Executive Officer ($)(PEO)	Non PEO Named Executive Officers ($)(NEO) (average)
	2024	2024
Summary Compensation Table (SCT) Total	3,495,068	1,908,925
Stock and option award values reported in the SCT	(1,640,626)	(773,438)
The year-end fair value of any outstanding and unvested stock awards granted during the year	539,061	370,666
The year-end fair value of any outstanding and unvested option awards granted during the year	859,803	143,300
The change in fair value as of the vesting date (from the end of the prior year) of any stock awards that vest during the year	(57,396)	(26,649)
The change in fair value as of the vesting date (from the end of the prior year) of any option awards that vest during the year	(140,548)	(23,425)
The change in year-end fair value (from the end of the prior year) of any outstanding and unvested stock awards granted in prior years	14,270	6,443
The change in year-end fair value (from the end of the prior year) of any outstanding and unvested option awards granted in prior years	(80,904)	(13,484)
'The dollar value of stock awards that were both granted and vested during the year	480,008	330,060
The dollar value of any dividends or other earnings paid on stock or option awards during the year (prior to vesting) that are not otherwise reflected	—	—
Compensation Actually Paid	3,468,736	1,922,398

(2)
Amounts represent the cumulative Total Shareholder Return ("TSR") for Exponent calculated and presented as the dollar value of an investment of $100 made on January 3, 2020, assuming dividend reinvestment.
(3)
Amounts represent the cumulative TSR for the S&P 400 Mid Cap Index as "Peer Group" calculated and presented as the dollar value of an investment of $100 made on January 3, 2020, assuming dividend reinvestment.
(4)
Net Income is calculated in accordance with generally accepted accounting principles.
(5)
EBITDA is our company-selected measure and is defined as net income before income taxes, interest income, depreciation and amortization.

Pay Versus Performance Relationship. The following graphs provide information on the relationship between compensation actually paid ("CAP") for the PEO, the average CAP for the Non-PEO NEOs and the measures in the Pay Versus Performance Table for the last five fiscal years ended January 3, 2025:

EO Actual Pay EBITDA

Performance Measures. The following table lists the most important financial performance measures used to link CAP to the PEO and Non-PEO NEOs for the fiscal year ended January 3, 2025:

EBITDA
Revenues before reimbursement growth
EBITDA margin

EQUITY COMPENSATION PLAN INFORMATION IN FISCAL 2024

The following table sets forth certain information regarding securities authorized for issuance under the Company’s equity compensation plans during the fiscal year ended January 3, 2025. The equity compensation plans of the Company include the 2008 Equity Incentive Plan and the 2008 Employee Stock Purchase Plan.

The 2008 Equity Incentive Plan and the 2008 Employee Stock Purchase Plan were both approved by the Company’s stockholders.

The following table summarizes the Company’s equity compensation plans as of January 3, 2025:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,221,015	(1)	$61.11	2,588,889	(2)

Equity compensation plans not approved by security holders	—		—	—
Total	1,221,015		$61.11	2,588,889

(1)
Includes 413,296 shares of common stock issuable to settle unvested restricted stock unit awards. Includes 428,690 shares of common stock issuable to settle fully vested restricted stock unit awards. No weighted average exercise price has been assumed for these shares in the table above.
(2)
Includes 275,324 shares which are reserved for issuance under the 2008 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We are a party to indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law.

Exponent Engineering

In January 2006, we entered into a services agreement with Exponent Engineering, P.C., a California professional corporation that is qualified to do business in the States of New York, Michigan, and North Carolina, in order to facilitate the provision of professional engineering services in these states. Pursuant to the agreement, we provide all professional and administrative services required by Exponent Engineering. In exchange for these services, Exponent Engineering will deliver to us all amounts or other consideration received by Exponent Engineering resulting from the provision of these professional services. The shareholders of Exponent Engineering are Robert Caligiuri, Ph.D., John Osteraas, Ph.D., and Brad James, Ph.D. Drs. Caligiuri, Osteraas, and James are all employees of Exponent. However, none of these employees receive any compensation for their participation in Exponent Engineering and have no financial interest in the securities of Exponent Engineering. During fiscal 2024, we received $17,141,000 of consideration from Exponent Engineering under this services agreement.

Audit Committee Approval Procedures

The Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions in accordance with its charter and based on the facts and circumstances of each particular situation. Related party transactions subject to review and approval of the Audit Committee include, without limitation, those that are required to be disclosed under applicable SEC and Nasdaq rules.

OTHER MATTERS

The Company knows of no other matters that will be brought before the Annual Meeting, except as indicated in the notice. However, if any other matters are properly presented before the Annual Meeting for action of which we did not have notice prior to the applicable date under the relevant law or our Bylaws, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is the intention of the persons named in the Notice to vote the shares they represent as the Board of Directors may recommend. It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are therefore urged, at your earliest convenience, to vote by phone, vote via the internet or submit your proxy by mail if you elected to receive printed proxy materials.

Notice Regarding the Internet Availability of Proxy Materials for the 2025 Annual Meeting. This proxy statement and our 2024 Annual Report will be available at: www.envisionreports.com/EXPO on or about April 21, 2025.

Stockholder Proposals and Nominations for the 2026 Annual Meeting. Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the SEC and our Bylaws.

Stockholder-Initiated Proposals and Nominations for 2026 Annual Meeting

Proposals Submitted under SEC Rules. Stockholder-initiated proposals (other than director nominations) may be eligible for inclusion in our proxy statement for the 2026 Annual Meeting (in accordance with Rule 14a-8 of the Exchange Act) and for consideration at the 2026 Annual Meeting. Our Secretary must receive a stockholder proposal no later than the close of business on December 22, 2025 for the proposal to be eligible for inclusion. Any stockholder interested in submitting a proposal or nomination is advised to contact legal counsel familiar with the detailed securities law requirements for submitting proposals or nominations for inclusion in a company’s proxy statement. Proposals should be sent to us at: Exponent, Inc., 149 Commonwealth Drive, Menlo Park, CA 94025, Attention: Corporate Secretary.

Proposals and Nominations under Company Bylaws. Stockholders may also submit proposals for consideration, and nominations of director candidates for election, at the 2026 Annual Meeting by following certain requirements set forth in our Bylaws. Proposals will not be eligible for inclusion in the proxy statement related to the 2026 Annual Meeting unless they are submitted in compliance with then applicable SEC rules as referenced above; however, they will be presented for discussion at our 2026 Annual Meeting if the requirements established by our Bylaws for stockholder proposals and nominations have been satisfied. Our proxy statement related to the 2026 Annual Meeting will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the process of Rule 14a-8 received by us after the date determined in accordance with our amended and restated bylaws.

For nominations and proposals which are intended to be presented at the 2026 Annual Meeting but not intended to be included in our 2026 Proxy Statement, the stockholder must provide the information required by our Bylaws and give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary:

•
not earlier than the close of business on January 21, 2026; and
•
not later than the close of business on February 20, 2026.

For a full description of the requirements for submitting a proposal or nomination, see our Bylaws. Submissions or questions should be sent to us at: Exponent, Inc., 149 Commonwealth Drive, Menlo Park, CA 94025, Attention: Corporate Secretary. In addition to satisfying the requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees, other than our nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act to comply with the universal proxy rules, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than April 6, 2026. However, if the date of the 2026 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by us.

Proxy Solicitation Costs. The cost of soliciting proxies will be borne by the Company. The Company may reimburse broker, bank or other nominees and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain Company directors, officers and regular employees, without additional compensation, by personal conversation, telephone, letter, electronically, or by facsimile.

FOR THE BOARD OF DIRECTORS

Richard L. Schlenker, Jr. Corporate Secretary

Menlo Park, California

April 21, 2025

Exponent, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/EXPO or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EXPO 2025 Annual Meeting Proxy Card • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. A 1. Election of Directors: 01 -George H. Brown For Against Abstain 02 -Catherine Ford Corrigan, Ph.D. For Against Abstain 03 -Paul R. Johnston, Ph.D. For Against Abstain 04 -Carol Lindstrom 05 -Karen A. Richardson 06 -Debra L. Zumwalt For Against Abstain For Against Abstain 2. To ratify the appointment of KPMG LLP, as independent 3. To approve, on an advisory basis, the fiscal 2024 compensation registered public accounting firm for the Company for the fiscal of the Company’s named executive officers. year ending January 2, 2026. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 62BM 044EGB

The 2025 Annual Meeting of Stockholders of Exponent, Inc. will be held on June 5, 2025 at 8:00 a.m. PDT. The meeting will be held virtually at meetnow.global/M5RZU7K Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EXPO • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• Proxy — Exponent, Inc. Notice of 2025 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 5, 2025 Catherine Corrigan and Richard Schlenker, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Exponent, Inc. to be held on June 5, 2025 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below.